Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:
Brad Holmes, Director Investor Relations	Bryce Rhodes
(713) 328-0250	President and CEO
bholmes@whittierenergy.com	(713) 850-1880

 Whittier Energy Announces Change in Board of Directors

HOUSTON, TX – July 10, 2006 – Whittier Energy Corporation (NASDAQ: WHIT) today announced that Mr. James A. Jeffs, Chairman of the Board, has resigned from his position to pursue other professional commitments. Mr. David A. Dahl, a current Director, has been elected as the new Chairman of the Board, effective immediately.

Mr. Jeffs, served as Chairman of the Board of the Company since 2003 and as a Director of its predecessor, Whittier Energy Company, since 1997. He also serves as Managing Director and Chief Investment Officer of The Whittier Trust Company, a company providing financial and fiduciary services to high net worth individuals, a position he has held since 1994.  Mr. Jeffs’ resignation from the Board is not the result of any disagreement with the Company.

Mr. Jeffs said; “It has been a pleasure to work with the other members of the Board of Directors and with the management team of Whittier Energy as we have transformed the Company into one of the fastest growing independents in the oil and gas industry. My resignation does not reflect any dissatisfaction with the Board or the Company, but rather a desire on my part to spend more time on other professional obligations. I leave behind a stable Company with a strong balance sheet, solid assets with great upside potential and a quality management team.”

Mr. Dahl has assumed the position of Chairman of the Board of the Company. Mr. Dahl served as a Director of the Company since September 2003, and as a Director and President of Whittier Energy Company since 1997.

Bryce Rhodes, President and CEO of Whittier Energy Corporation said; “I would like to take this opportunity to once again thank Jim for his guidance and business acumen as we have grown Whittier Energy. His leadership on the Board has been instrumental to our success and will be missed.” Mr. Rhodes went on to say; “We have the utmost confidence in David Dahl to assume the role of Chairman of the Board. He has a long history with the Company and is uniquely qualified to help us continue to grow shareholder value as we move forward.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.